Exhibit 10.19

**Important Notice:** In order to protect the legitimate rights and interests of the Borrower, the Borrower should carefully read and fully understand all provisions of this Contract prior to signing (especially those clauses that exempt or limit liability, the applicable law and dispute resolution clauses, and other clauses in bold). The Borrower is specifically advised to pay attention to the conditions for loan disbursement outlined in Article 2 of this Loan Agreement, the repayment and overdue collection arrangements stipulated in the Comprehensive Credit Facility Agreement, and the provisions regarding liability for breach of contract. If the Borrower disagrees with or is unable to accurately understand any term of this Contract, or if there are any questions during the application or use of the loan service, the Borrower may contact the Lender for consultation, complaints, or suggestions via [95568]. Confirmation of this Contract by the Borrower or the Borrower’s legal representative/authorized representative on the operation page shall be deemed as the Borrower having read and agreed to this Contract and agreeing to sign it electronically. This Contract shall become legally effective immediately upon such confirmation.

Loan Agreement [●]

Contract No.: [●]

Whereas, after equal consultation, the Borrower and **China Minsheng Bank Co., Ltd. Shenzhen Branch** have entered into a **Comprehensive Credit Facility Agreement** (the specific name of the agreement shall be subject to the version signed by both parties, hereinafter referred to as the “Credit Facility Agreement”), under which the Borrower has applied for a loan limit/comprehensive credit limit from **China Minsheng Bank Co., Ltd. Shenzhen Branch**, in accordance with relevant laws and regulations. In order to apply for a loan under the Credit Facility Agreement, the Borrower and **China Minsheng Bank Co., Ltd. Shenzhen Branch** have entered into this **Loan Agreement** (hereinafter referred to as “this Agreement”) as a single loan agreement under the Credit Facility Agreement. The relevant terms and conditions of the Credit Facility Agreement (including but not limited to the loan purpose, borrower’s representations and warranties, and liability for breach of contract) as well as related guarantees shall equally apply to this Agreement.

**Article 1

Loan Elements**

**Lender (Party A):** China Minsheng Bank Co., Ltd. Shenzhen Branch

**Borrower (Party B):**

**Name of Borrower:** [●]

**Borrower’s Address:[●]

**Borrower’s Email (for electronic service):[●]

**Legal Representative/Operator/Responsible Person:[●]

**Legal Representative’s Email:[●]

**Legal Representative’s Mobile Number (for electronic service):[●]

**Loan Information:**

**Loan Amount:[●]

**Loan Term:[●]

**Annual Interest Rate:[●]

**Overdue Interest Rate:[●]

**Misappropriation Interest Rate:[●]

**Disbursement Date:[●]

**Maturity Date:[●]

**Loan Purpose:[●]

**Payment Method:** [●]

- Independent Payment

- Entrusted Payment

**Payment Information** (For entrusted payment, this refers to the account information of the transaction counterpart):

**Payee Account Name:[●]

**Payee Account Number:[●]

**Payee Bank:[●]

**Repayment Information:**

**Repayment Account Name:[●]

**Repayment Account Number:[●]

**Repayment Date:[●]

**Repayment and Interest Arrangement:[●]

**Operator:[●]

**Special Reminders:**

1. This loan product is a joint loan product cooperatively offered by Party A and [●] (hereinafter referred to as “[●]”). This contract only governs the credit business between Party A and Party B.

2. If there is any inconsistency between the actual loan disbursement date recorded in the systems of Party A or [●] and the loan details in this contract, the actual loan disbursement date recorded in Party A’s or [●]’s systems shall prevail; the maturity date may change accordingly based on the actual disbursement date.

3. The loan interest rate is based on the latest one-year Loan Prime Rate (LPR) published by the National Interbank Funding Center on the business day prior to the signing of this contract, with adjustments made accordingly. The loan under this agreement adopts a fixed annualized interest rate, which remains unchanged throughout the loan term (LPR refers to the Loan Prime Rate published by the National Interbank Funding Center; 1BP = 0.01%, same below) and interest is calculated based on the actual number of days the loan is outstanding. The disbursed loan shall be calculated using simple interest at the fixed rate, unaffected by subsequent LPR adjustments. The daily interest rate is calculated as the annual rate divided by 360. During the loan period, in the event of changes in national interest rate policies due to amendments to laws, regulations, or regulatory requirements, the interest rate for already disbursed loans will continue to be applied as per the original agreement (unless laws, regulations, or national interest rate policies mandate the application of the new rate). Any loan applied for after an adjustment will be subject to the revised rate. If Party A does not agree with the new loan interest rate, Party A is entitled to cease applying for new loans or repay the loan early.

**Article 3: Repayment**

**3.1** Party B shall repay the loan in accordance with the repayment plan displayed on Party A’s interactive page via [●]’s online platform (this refers to the online interfaces through which the borrower can apply for, sign, and repay loans, including but not limited to mobile apps, WeChat public accounts, H5 pages, PC websites, etc., operated or approved by Party A). The repayment amounts and dates for each installment are listed in the repayment plan.

**3.2** Party B shall proactively check transaction details through the financing platform to confirm the transaction content. The transaction records maintained by Party A under this Agreement constitute genuine evidence of the loan usage and are binding on Party B. Party B cannot deny the loan or transaction amounts on the grounds of not receiving a statement or not viewing the transaction details.

**3.3** The repayment account refers to the bank account provided by Party B for loan repayment, which may include a dedicated internal repayment account set up by Party A or [●] for Party B. The repayment account shall be as stipulated in Article 1 of this Agreement. Until all principal, interest, penalty interest, compound interest, liquidated damages, compensation, and fees under this Agreement and the Credit Facility Agreement are fully settled, Party B may not change or close the repayment account. The fees include but are not limited to: custodial fees for secured assets, fees for disposing of secured assets, attorney’s fees, preservation fees, preservation guarantee fees, litigation fees, arbitration fees, travel expenses, notarization fees, appraisal fees, announcement fees, service fees, enforcement fees, transfer fees, third-party collection agency fees, double interest on delayed performance during the enforcement period of effective legal documents, and any other reasonable fees.

**3.4** If multiple loans remain unsettled, Party A or [●] has the right to designate the order of loans to be repaid early and set a minimum amount limit for early repayment. The final results shall be based on the review by Party A or [●] after processing Party B’s early repayment request. No penalty shall be charged for early repayment of loans approved by Party A.

☐ Party B has the right to apply for early repayment.

☐ Party B cannot make early repayment within [●] calendar days after withdrawal.

**3.5** Party A has the right to require Party B to repay the loan in one of the following two ways through [●]:

(1) **Manual Repayment:** Party B manually repays the principal, interest, and related fees to Party A.

(2) **Automatic Repayment (Direct Debit):** Party B shall deposit sufficient repayment funds into the repayment account one day before the scheduled repayment date. Party B hereby irrevocably authorizes Party A or [●] to directly debit the loan principal, interest, and fees (if any) from the repayment account under this Agreement.

**3.6** Party B hereby confirms and authorizes that if the balance in the repayment account is insufficient, Party A has the right to reduce the debit amount and make multiple deductions in installments. If automatic debit fails for any reason (including but not limited to insufficient balance in the repayment account), Party B irrevocably authorizes Party A or [●] to deduct the corresponding amount from any account Party B holds at China Minsheng Bank or [●] (including any dedicated internal repayment account set up by Party A for Party B) to repay the principal, interest, and fees (if any) under the outstanding or prematurely due loan, until all debts under any individual loan agreement have been fully repaid.

**3.7** Party B shall repay the principal, interest, and fees (if any) under this Agreement in full and on time. If any installment is not repaid in full and on time, Party A has the right to declare the loan immediately due and demand full repayment of all outstanding amounts. Interest on any unpaid loan will be charged at the overdue interest rate starting from the date of default.

☐ **3.8** Party B irrevocably authorizes that if Party B returns goods, terminates leases, or fails to repay the principal and interest under the Credit Facility Agreement in full and on time, Party A or [●] has the right to deduct the necessary funds from Party B’s deposits, prepayments, rebates, or other amounts to repay the principal and interest under the Credit Facility Agreement. Party B also irrevocably authorizes such funds to be transferred by the deposit holders to Party A or [●], or returned to Party B’s repayment account with Party A or [●] to be used for the repayment of principal and interest under the Credit Facility Agreement.

**3.9** Party B agrees that Party A, for the purpose of post-loan management, scientifically and reasonably controlling the credit limit, and providing better credit services to Party B, has the right, or may authorize [●], to provide Party B’s credit information, loan and repayment information to _______.

**Article 4: Supplementary Provisions**

**4.1** If the Credit Facility Agreement stipulates any provisions regarding the “Loan IOU,” such information is reflected in Article 1 of this Agreement under “Loan Elements.” The adjustment of the data display location does not affect the validity of the relevant clauses in the Credit Facility Agreement.

**4.2** Any other matters not covered in this Agreement shall be governed by the provisions of the Credit Facility Agreement.

**Attachment 1: Employment Stability Commitment Letter**

The Borrower hereby commits to following the national, provincial, and municipal requirements for stabilizing employment positions by creating conditions to promote and stabilize employment, avoiding layoffs or minimizing them, and using the loan provided by the Lender solely for the Borrower’s working capital needs. This includes, but is not limited to, paying employee salaries, social insurance contributions, job transfer training, skill enhancement training, and other working capital requirements of the Borrower.

At the same time, the Borrower commits to fully paying unemployment insurance contributions in accordance with the law, actively assuming social responsibility, and taking effective measures to avoid layoffs or maintain a layoff rate lower than the urban registered unemployment rate of this city. If the Borrower fails to comply with this commitment, the Borrower will bear the associated liability.

**Attachment 2: Letter of Commitment for Fund Use**

I/We, in connection with applying for a loan from your bank, hereby make the following commitment:

I/We commit that the loan will only be used for **business purposes** and guarantee that it will not be used for investments in stocks, bonds, futures, financial derivatives, wealth management products, funds, or other asset management products. It will also not be used for fixed asset investments, equity capital investments, the purchase or investment in real estate, or the repayment of housing mortgage loans. Furthermore, I/We commit that the loan will not be used for money laundering, terrorism financing, fraud, or any other illegal activities, nor for any sectors prohibited by national credit policies or laws and regulations. Without your bank’s written consent, the loan’s purpose may not be changed.

I/We assume full responsibility for all consequences arising from any violation of this commitment.

Your bank reserves the right to request supporting documentation to verify the use of the loan. If I/We fail to provide the required supporting documents or if, through a review of my/our transactions in all accounts with your bank, it is found that the loan was used in any prohibited areas, your bank has the right to immediately declare the loan due in advance and recover the entire principal, interest, and other amounts payable. Additionally, your bank may reduce or cancel all or part of the credit facility and report the matter to the national financial credit information database and other authorized entities. I/We will have no objection to such actions and will assume all corresponding legal responsibilities.

(This page is the signature page of the Loan Agreement with Contract Number [●])

**Party B (Seal):**

**Date of Signing:[●]

Schedule to the Form of China Minsheng Bank Loan Agreement

No.	Date of Agreement	Amount	Term	Interest Rate	Authorized Person
	3/20/2023	78,848	3/20/2023-03/24/2025	8.82%	Peng Yao, the legal representative of Yifang
	8/24/2023	56,179	08/24/2023-08/24/2025	11.16%	Peng Yao, the legal representative of Yifang

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